Exhibit 99.1

Smart for Life Announces Q2 2022 Financial Results

Revenue Increases 401.2% Year-Over-Year to $4.3 Million for the Second Quarter of 2022 Due to Successful Acquisition Strategy

Gross Profit Margin Increases to 41.6% Versus
1.1% for the Same Period Last Year

Miami, FL – August 15, 2022 – Globe Newswire – Smart for Life, Inc. (Nasdaq: SMFL) (“Smart for Life” or the “Company”), a high growth global leader in the health & wellness sector, marketing and manufacturing nutritional foods and supplements worldwide, today provided a business update and reported financial results for the second quarter ended June 30, 2022.

“We continue to generate solid year-over-year growth with revenues increasing more than four-fold to $4.3 million for the second quarter of 2022,” stated Darren Minton, Chief Executive Officer of Smart for Life. “We also achieved a 512.7% year-over-year increase in revenue to $8.7 million for the six months ended June 30, 2022. These strong results reflect our organic growth and the successful implementation of our acquisition strategy.”

“Not included in these results is the fact that we completed the acquisition of Ceautamed Worldwide, a premier nutritional supplement company and owner of the Greens First brand, on July 29, 2022,” remarked Mr. Minton. “This transaction brings solid financials, positive EBITDA, the addition of experienced management, a successful medical distribution channel, migration of substantial contract manufacturing business to our Miami-based manufacturing facility and, most importantly, the addition of the Greens First brand and over 45 SKUs to our growing portfolio of great brands and products. Our mission is to significantly enhance sales by leveraging Ceautamed’s broad distribution medical channel and our own established direct-to-consumer relationships and digital marketing platform. By migrating substantial contract manufacturing business to our Miami-based manufacturing facility, we expect to benefit from meaningful operating efficiencies and cost savings.”

“This is our fifth successful acquisition further validating our "buy and build" growth strategy and our ability to successfully integrate each acquisition into the Smart for Life corporate family,” commented A.J. Cervantes, Jr., Smart for Life’s Executive Chairman. “Each transaction further validates our ability to acquire cash flow positive companies at attractive multiples, but also our ability to successfully integrate these companies within our organization. With instantly recognizable brands, industry-leading products, loyal customers, and a full range of world-class service offerings, Smart for Life is ideally positioned to bring health & wellness to customers around the world, while remaining laser focused on driving shareholder value.”

“Our proactive acquisition strategy aligns to our previously announced goal of $300 million in revenue within the next thirty-six months,” stated Alan Bergman, Smart for Life’s Chief Financial Officer. “We believe that the net loss we have generated as an emerging growth company does not fully reflect the benefit of our recent acquisitions. We expect that the consolidation of our operations should result in improved profitability in future quarters as we continue to reduce costs and grow our top-line revenue. In conclusion, we are successfully executing on a carefully orchestrated roll up strategy capitalizing on the fragmented yet rapidly growing nutraceutical market, and believe we are well positioned to drive increased profitability going forward given the scalability of our business model.”

Financial Results

Revenues increased to $4.3 million in Q2 2022 compared to $0.9 million for Q2 2021, an increase of $3.4 million, or 401.2%. The increase was primarily due to the acquisitions of Doctors Scientific Organica, LLC, Nexus Offers, Inc. and GSP Nutrition Inc. that were completed in the third and fourth quarters of 2021. Gross profit increased to $1.8 million in Q2 2022 compared to approximately $9,000 for same period last year, an increase of approximately $1.8 million. Net loss attributable to common shareholders was $3.4 million in Q2 2022 compared to $1.0 million in Q2 2021 primarily due to an increase in general and administrative expenses of $3.1 million and total other expense of $0.7 million.

Revenues increased to $8.7 million for the six months ended June 30, 2022 compared to $1.4 million for the six months ended June 30, 2021, an increase of $7.3 million, or 512.7%, due to the acquisitions completed in 2021. Gross profit increased to $3.3 million for the six months ended June 30, 2022 compared to approximately $30,000 for same period last year, an increase of $3.3 million. Net loss attributable to common shareholders was $20.0 million for the six months ended June 30, 2022 compared to $1.7 million for same period last year, primarily due to the increase in general and administrative expenses of $6.8 million and total other expense of $13.9 million.

The Company reported EBITDA of ($2.0) million in Q2 2022, as compared to EBITDA of ($0.9) million for Q2 2021. For the six months ended June 30, 2022, the Company reported EBITDA of ($5.4) million versus EBITDA of ($1.5) million for the same period last year. The Company defines EBITDA as earnings before interest, taxes and depreciation and amortization. EBITDA is not a measure of performance calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to GAAP numbers for net loss for the three and six months ended June 30, 2022 and 2021.

	Three months ended June 30,		Six months ended June 30,
	2022	2021	2022	2021
Net Loss	(3,385,195)	(960,722)	(19,959,672)	(1,741,363)
Interest	984,427	64,159	13,741,907	138,999
Taxes	-	-	-	-
Depreciation and amortization	430,092	20,746	853,102	74,754
EBITDA	(1,970,676)	(875,817)	(5,364,663)	(1,527,610)

About Smart for Life, Inc.

Smart for Life, Inc. (Nasdaq: SMFL) is engaged in the development, marketing, manufacturing, acquisition, operation and sale of a broad spectrum of nutritional and related products with an emphasis on Health & Wellness. Structured as a publicly held global holding company, the Company is executing a buy-and-build strategy with serial accretive acquisitions creating a vertically integrated company with an objective of aggregating companies generating a minimum of $300 million in revenues within the next thirty-six months. To drive growth and earnings, Smart for Life is developing proprietary products as well as acquiring other profitable companies, encompassing brands, manufacturing and distribution channels. The Company currently operates five subsidiaries including Doctors Scientific Organica, Nexus Offers, Bonne Santé Natural Manufacturing, GSP Nutrition and Ceautamed Worldwide. For more information about Smart for Life, please visit: www.smartforlifecorp.com.

Video regarding the Company’s manufacturing facility at Bonne Santé Natural Manufacturing is available at: www.bonnesantemanufacturing.com/video.

Investor material and a Fact Sheet with additional information about Smart for Life is available at: www.smartforlifecorp.com/investor-center/.

Forward-Looking Statements

This press release may contain information about our views of future expectations, plans and prospects that constitute forward-looking statements. All forward-looking statements are based on management’s beliefs, assumptions and expectations of Smart for Life’s future economic performance, taking into account the information currently available to it. These statements are not statements of historical fact. Although Smart for Life believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Smart for Life does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. No assurances can be made that Smart for Life will successfully acquire its acquisition targets. Forward-looking statements are subject to a number of factors, risks and uncertainties, some of which are not currently known to us, that may cause Smart for Life’s actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial position. Actual results may differ materially from the expectations discussed in forward-looking statements. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions and other risks set forth in “Risk Factors” included in our filings with the Securities and Exchange Commission.

Disclaimer

The information provided in this press release is intended for general knowledge only and is not a substitute for professional medical advice or treatment for specific medical conditions. Always seek the advice of your physician or other qualified health care provider with any questions you may have regarding a medical condition. This information is not intended to diagnose, treat, cure or prevent any disease.

Investor Relations Contact

Crescendo Communications, LLC

Tel: (212) 671-1021

SMFL@crescendo-ir.com

3